Exhibit 99.1

GAP INC. REPORTS MAY SALES

SAN FRANCISCO - May 31, 2012 - Gap Inc. (NYSE: GPS) today reported that May 2012 net sales increased 4 percent compared with last year.

Net sales for the four-week period ended May 26, 2012 were $1.10 billion compared with net sales of $1.06 billion for the four-week period ended May 28, 2011. The company's comparable sales for May 2012 were up 2 percent compared with a 4 percent decrease for May 2011.

"We're pleased with overall customer response to summer product in May which helped us deliver positive comparable sales for the company," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales for May 2012 were as follows:

  Gap North America: positive 6 percent versus negative 4 percent last year
  Banana Republic North America: positive 8 percent versus negative 6 percent last year
  Old Navy North America: negative 1 percent versus negative 1 percent last year
  International: positive 1 percent versus negative 9 percent last year

Year-to-date net sales were $4.59 billion for the 17 weeks ended May 26, 2012, an increase of 5 percent compared with net sales of $4.36 billion for the 17 weeks ended May 28, 2011. The company's year-to-date comparable sales increased 3 percent compared with a 3 percent decrease last year.

June Sales

The company will report June sales on July 5, 2012.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,000 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 427-6230

press@gap.com